As filed with the Securities and Exchange Commission on September 26, 2025

Registration No. 333-285771

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

AMENDMENT NO. 7
TO
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________

POMDOCTOR LIMITED
(Exact name of Registrant as specified in its charter)

__________________________

Not Applicable

(Translation of Registrant’s name into English)

__________________________

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Yongxu Industrial Park
No.19-23 Hejing Road, Dongsha Street
Liwan District, Guangzhou 510000
People’s Republic of China
+86 020-6231 2277

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200

__________________________

(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

Steve Lin, Esq. Han Kun Law Offices LLP Rooms 4301-10, 43/F., Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong +852 2820 5600	Richard I. Anslow, Esq. Jonathan Deblinger, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Telephone: (212) 370-1300

__________________________

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

_____________

†        The term “new or revised ﬁnancial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codiﬁcation after April 5, 2012.

EXPLANATORY NOTE

This Amendment No. 7 is being filed solely for the purpose of filing exhibit 1.1 to this registration statement on Form F-1, or the Registration Statement, to reflect the updated filing status of such exhibit in Item 6 of Part II of the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 7 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 6 to the Registration Statement filed on September 19, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The post-offering fourth amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering provides for indemnification of our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director, officer or personal representative in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.1 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.       RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Ordinary Shares
Avalon Ltd.	February 26, 2021	1	US$1.00
HEALTHYTEN LIMITED	February 26, 2021	1	US$1.00
Class B Ordinary Shares
HEALTHYSEVEN LIMITED	August 18, 2021	2,042,042	US$204.2042
HEALTHYTEN LIMITED	August 18, 2021	2,000,000	US$200.00
Class A Ordinary Shares
HEALTHYSEVEN LIMITED	August 8, 2024	2,268,156	US$226.8156
Series A Preferred Shares
Dan Hong (H.K.) Technology Limited	July 28, 2023	2,957,613	US$295.7613
Series Pre-A Preferred Shares
Grand Yangtze Hongtao Capital, L.P.	August 18, 2021	238,095	US$23.8095
Dazi Jinnuo Investment Management Counsalting Co., Ltd.	May 31, 2023	817,460	US$81.7460
Shanghai Guohong Kaiyuan Investment Center (Limited Partnership)	May 31, 2023	595,238	US$59.5238
Shanghai Chuangye Jieli Taili Venture Capital Center (L.P.)	May 31, 2023	119,048	US$11.9048

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Jiangsu Gaotou Bangsheng Venture Capital Partnership (Limited Partnership)	May 31, 2023	697,620	US$69.7620
Nanjing Bangsheng Juyuan Venture Capital Partnership (Limited Partnership)	May 31, 2023	16,666	US$1.6666
Guangdong Qicheng Youth Venture Capital Partnership (L.P.)	May 31, 2023	238,095	US$23.8095
Series B-1 Preferred Shares
Shanghai Zhongwei Anjian Venture Capital Investment LLP (Limited Partnership)	May 31, 2023	911,178	US$91.1178
Series B-2 Preferred Shares
Beijing HongShan Enterprise Information Management Consulting Center (Limited Partnership)	May 31, 2023	793,650	US$79.3650
Shanghai Jinglin Jinghui Equity Investment Center (L.P.)	May 31, 2023	317,460	US$31.7460
Shenzhen Sharing Precision Medical Investment Partnership (Limited Partnership)	May 31, 2023	238,095	US$23.8095
Guangdong Ginkgo Guangbo Venture Capital Partnership (L.P.)	May 31, 2023	317,460	US$31.7460
Zhuhai Huajin Chuangying No.1 Equity Investment Fund Partnership (Limited Partnership)	May 31, 2023	158,730	US$15.8730
Alps Innovation Limited	July 28, 2023	634,920	US$63.4920
Series B-3 Preferred Shares
Neijiang Yunrui Investment Partnership (Limited Partnership)	May 31, 2023	228,786	US$22.8786
Series B-4 Preferred Shares
Nova Compass Investment Limited	August 18, 2021	1,958,119	US$195.8119	(1)
Beijing Gaotejia Technology Partnership (Limited Partnership)	May 31, 2023	1,358,995	US$135.8995

Note 1:    On February 25, 2020, we entered into an advertising service agreement with Focus Media, Inc (“Focus”) which is an indirectly wholly-owned subsidiary of Focus Media Information Technology Co., Ltd., pursuant to which Focus provides us with advertising service for the period from February 29, 2020 to February 28, 2021. As of December 31, 2020, the advertising expense payable to Focus amounted to RMB221.0 million. We transferred such payables to Focus to Aixiangbao on August 10, 2021 on the condition that Focus or its designated party obtained 9.82% equity interest in the VIE. Accordingly, we issued 1,958,119 Series B-4 preferred shares to Nova Compass Investment Limited which is controlled by Focus Media Information Technology Co., Ltd.

Item 8.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)     Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.       UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

POMDOCTOR LIMITED

Exhibit Index

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement
3.1**	Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2**	Form of Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (effective immediately prior to the completion of this offering)
4.1**	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2**	Registrant’s Specimen Certificate for Class A Ordinary Shares
4.3**	Form of Deposit Agreement, among the Registrant, the depositary, and the holders and beneficial owners of the American Depositary Receipts issued thereunder
5.1**	Opinion of Appleby regarding the validity of the Class A ordinary shares represented by the ADSs being registered and certain Cayman Islands tax matters
8.1**	Opinion of Appleby regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)
10.1**	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2**	Form of Employment Agreement between the Registrant and its executive officers
10.3**	Exclusive Business Cooperation Agreement between Guangzhou WFOE and Qilekang Digital Health dated August 10, 2021
10.4**	Form of Power of Attorney by and among Guangzhou WFOE, Qilekang Digital Health, and the shareholders of Qilekang Digital Health dated August 10, 2021
10.5**	Form of Equity Interest Pledge Agreement by and among Guangzhou WFOE, Qilekang Digital Health, and the shareholders of Qilekang Digital Health dated August 10, 2021
10.6**	Form of Exclusive Option Agreement by and among Guangzhou WFOE, Qilekang Digital Health, and the shareholders of Qilekang Digital Health dated August 10, 2021
10.7**	Form of Spousal Consent Letter granted by each of Zhenyang Shi and Li Xu dated August 10, 2021
10.8**	Securities Holders’ Agreement between the Registrant and other parties thereto dated August 10, 2021
10.9**	Form of Joinder Agreement
10.10**

English translation of form of Termination of Contractual Arrangements by and among Guangzhou WFOE, Qilekang Digital Health and each of Zhenyang Shi, Li Xu, and General Technology dated October 24, 2023

10.11**

Form of Power of Attorney by and among Guangzhou WFOE, Qilekang Digital Health, and each of Zhenyang Shi, Li Xu, Guangzhou Jin Pin, Guangzhou Jin Shang, Guangzhou Jin Yue, and Guangzhou Jin Qiu dated October 24, 2023

10.12**

Form of Equity Interest Pledge Agreement by and among Guangzhou WFOE, Qilekang Digital Health, and each of Zhenyang Shi, Li Xu, Guangzhou Jin Pin, Guangzhou Jin Shang, Guangzhou Jin Yue, and Guangzhou Jin Qiu dated October 24, 2023

10.13**

Form of Exclusive Option Agreement by and among Guangzhou WFOE, Qilekang Digital Health, and each of Zhenyang Shi, Li Xu, Guangzhou Jin Pin, Guangzhou Jin Shang, Guangzhou Jin Yue, and Guangzhou Jin Qiu dated October 24, 2023

10.14**	Form of Spousal Consent Letter granted by each of Zhenyang Shi and Li Xu dated October 24, 2023
10.15**	2025 Share Incentive Plan
21.1**	Significant Subsidiaries of the Registrant
23.1**	Consent of Marcum Asia CPAs LLP, an independent registered public accounting firm
23.2**	Consent of Appleby (included in Exhibit 5.1)
23.3**	Consent of Han Kun Law Offices (included in Exhibit 99.2)
24.1	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant

Exhibit Number	Description of Document
99.2**	Opinion of Han Kun Law Offices regarding certain PRC law matters
99.3**	Consent of Frost & Sullivan
99.4**	Consent of Yuanyuan Jing
99.5**	Consent of Wenqing Bao
99.6**	Consent of Daxue Li
107**	Filing Fee Table

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**      Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China, on September 26, 2025.

POMDOCTOR LIMITED
By:	/s/ Zhenyang Shi
Name: Zhenyang Shi
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on September 26, 2025.

Signature	Title
/s/ Zhenyang Shi	Chairman and Chief Executive Officer
Zhenyang Shi	(Principal Executive Officer)
/s/ Li Xu	Chief Financial Officer
Li Xu	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of POMDOCTOR LIMITED has signed this registration statement or amendment thereto in New York, NY, United States on September 26, 2025.

Cogency Global Inc. Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.